Exhibit 4.1

FIRST AMENDMENT

TO

RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of July 25, 2013, by and between ALCO STORES, INC., a Kansas corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association (the “Rights Agent”), amends the Rights Agreement, dated as of May 3, 2013 (the “Rights Agreement”), by and between the Company and the Rights Agent.  Capitalized terms not defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, at any time when the Rights are redeemable, the Company may from time to time, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights; and

WHEREAS, the Rights are currently redeemable; and

WHEREAS, contemporaneously with the effectiveness of this Amendment, the Company is entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, Mallard Parent, LLC, a Delaware limited liability company, and M Acquisition Corporation, a Kansas corporation; and

WHEREAS, in connection with the Merger Agreement, the Company desires to amend the Rights Agreement to (a) amend the definition of “Acquiring Person,” (b) amend the definition of “Expiration Date” and (c) add a definition of “Merger Agreement.”

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.                                      Amendments to the Definition of “Acquiring Person”.

(a)                                 Section 1(a)(ii) of the Rights Agreement is hereby amended by deleting the word “and” that appears as the last word of such subsection.

(b)                                 Section 1(a)(iii) of the Rights Agreement is hereby amended by deleting the period at the end of such subsection and substituting therefor:  “; and”.

(c)                                  Section 1(a) of the Rights Agreement is hereby amended by adding a new subsection 1(a)(iv) reading in its entirety as follows:

“(iv) Mallard Parent, LLC, a Delaware limited liability company (including any successor thereto, by operation of law or otherwise, but excluding any assignee, distributee or transferee thereof, in each case by operation of law or otherwise), shall not be or become an “Acquiring Person” for purposes of this Agreement (such that, for the avoidance of doubt, no Shares Acquisition Time,

Redemption Deadline or Distribution Time shall occur as a result thereof and no adjustment pursuant to Section 11(a)(ii) or Section 13 shall be made in respect thereof) as a result of being or becoming the Beneficial Owner of any shares of Common Stock pursuant to, and in accordance with the terms and conditions of, the Merger Agreement.”

2.                                      Amendment to the Definition of “Expiration Date”.  The Rights Agreement is hereby amended by restating Section 1(s) of the Rights Agreement to read in its entirety as follows:

“(s)          “Expiration Date” shall mean the first to occur of (i) May 3, 2016 and (ii) the effective time of the Merger (as defined in the Merger Agreement).”

3.                                      Addition of the Definition of “Merger Agreement”.  The Rights Agreement is hereby amended by adding a new Section 1(s) to read in its entirety as follows:

“(s)          “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 25, 2013, by and among the Company, Mallard Parent, LLC, a Delaware limited liability company, and M Acquisition Corporation, a Kansas corporation.”

4.                                      Amendment to the Form of Right Certificate.  The reference to “May 3, 2016” in the Form of Right Certificate that is attached as Exhibit A to the Rights Agreement is hereby deleted and replaced in its entirety with the following:  “the first to occur of May 3, 2016 and the effective time of the Merger (as defined in that certain Agreement and Plan of Merger, dated as of July 25, 2013, by and among the Company, Mallard Parent, LLC, a Delaware limited liability company, and M Acquisition Corporation, a Kansas corporation)”.

5.                                      Amendments to the Summary of Rights to Purchase Common Stock.

(a)                                 The Summary of Rights to Purchase Common Stock that is attached as Exhibit B to the Rights Agreement (the “Summary of Rights”) is hereby amended by adding the following new sentence at the end of the fourth paragraph of the Summary of Rights:  “Mallard Parent, LLC, a Delaware limited liability company (“Mallard”), will not be an Acquiring Person as a result of acquiring beneficial ownership of shares of Common Stock pursuant to, and in accordance with the terms and conditions of, that certain Agreement and Plan of Merger, dated as of July 25, 2013 (the “Merger Agreement”), by and among the Company, Mallard and M Acquisition Corporation, a Kansas corporation.”

(b)                                 The reference to “May 3, 2016” in the Summary of Rights is hereby deleted and replaced in its entirety with the following:  “the first to occur of May 3, 2016 and the effective time of the Merger (as defined in the Merger Agreement)”.

6.                                      Notice to Rights Agent.  The Company will notify the Rights Agent of occurrence of the effective time of the Merger (as defined in the Merger Agreement) promptly therafter.

7.                                      Effect on Agreement.  Upon execution of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Rights Agreement as amended by this Amendment, and the Rights Agreement and this Amendment shall be read together and construed as one single instrument.  This Amendment is intended to amend the Rights Agreement.  Except as specifically set forth herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect without modification.

8.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Kansas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

9.                                      Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.                               Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the day and year first above written.

ALCO STORES, INC.

By:	/s/ Royce Winsten
Name:	Royce Winsten
Title:	Chairman of the Board

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ John M. Wahl
Name:	John M. Wahl
Title:	Corporate Trust Officer